Exhibit 23(e)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-84594 and 333-70702 on Form S-3, and 2-82760, 33-6369, 033-63193, 333-62070, 333-113204, 333-116192 and 333-17701 on Form S-8, of Peoples Energy Corporation, of our report dated December 21, 2006 relating to the consolidated financial statements of Elwood Energy LLC and subsidiaries (which report expresses an unqualified opinion) appearing in the Annual Report on Form 10-K/A Amendment No. 1 of Peoples Energy Corporation for the year ended September 30, 2006.

/s/ Deloitte & Touche LLP

Richmond, Virginia
December 29, 2006